Exhibit 4.3

FORM OF
LOCK-UP/LEAK-OUT AGREEMENT

THIS LOCK-UP/LEAK-OUT AGREEMENT (the “Agreement”) is made and entered into as of the 20th day of July, 2004, between Lone Moose Adventures, Inc., a Nevada corporation (“Lone Moose”), and MBC Global, LLC (the party) that execute and deliver a Counterpart Signature Page hereof and sometimes collectively referred to herein as the “Shareholders” and each, a “Shareholder.”

WHEREAS, Lone Moose intends to enter into an Agreement and Plan of Reorganization between Lone Moose; certain Principal Shareholders of Lone Moose; a wholly-owned Minnesota subsidiary of Lone Moose (the “Lone Moose Subsidiary”); and Southwest Casino and Hotel Corp., a Minnesota corporation (“Southwest”) (the “Merger Agreement”), pursuant to which the execution and delivery of this Agreement is a condition precedent to the closing of the Merger Agreement; and

WHEREAS, in order to facilitate the consummation of the transactions contemplated by the Merger Agreement and to provide for an orderly market for the Common Stock of Lone Moose subsequent to the Closing of the Merger Agreement (as defined therein), the Shareholders have agreed to enter into this Agreement and to restrict the public sale, assignment, transfer, conveyance, hypothecation or alienation of the Common Stock, all on the terms set forth below.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants contained herein, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.                                       Notwithstanding anything contrary contained in this Agreement, a Shareholder may transfer his/her/its shares of Common Stock to his/her/its affiliates, partners in a partnership, subsidiaries and trusts, or spouses and lineal descendants for estate planning purposes, or pursuant to bona fide non-public transactions, provided that the transferee (or the legal representative of the transferee) executes an agreement to be bound by all of the terms and conditions of this Agreement in connection with the potential subsequent resale of the Common Stock so acquired.

2.                                       Except as otherwise expressly provided herein, and except as each Shareholder may be otherwise restricted from selling shares of Common Stock, each Shareholder may only publicly sell Common Stock subject to the following conditions for the twelve (12) month period from the Closing of the Merger Agreement (the “Lock-Up/Leak-Out Period”):

2.1                                 Each Shareholder shall be allowed to sell 1/12th of such Shareholder’s shares of Common Stock per month during the Lock-Up/Leak-Out Period, on a cumulative basis, meaning that if no Common Stock was sold during one month while Common

Stock was qualified to be sold, up to 2/12ths of such Shareholder’s shares of Common Stock could be sold in the next successive month and so forth; provided, however, that for determining qualification of Common Stock for sale and the availability to resell on a cumulative basis hereunder, no such accumulation shall be applicable until the particular shares owned by a Shareholder that is party hereto are otherwise freely publicly tradeable (meaning that they are no longer restricted).  Each Shareholder agrees that all sales will be made at no less than the best “asked” prices, and no sales will be made at the “bid” prices for the Common Stock.

2.2                                 The Common Stock may not be sold at a price below $2.50 per share, which may be waived by the Reorganized Parent.

2.3                                 Except as otherwise provided herein, all Common Stock shall be sold in “broker’s transactions” and each Shareholder will comply with the “manner of sale” requirements as those terms are defined in Rule 144 of the Securities and Exchange Commission during the Lock-Up/Leak-Out Period.

2.4                                 An appropriate legend describing this Agreement shall be imprinted on each stock certificate representing Common Stock covered hereby, and the transfer records of Lone Moose’s transfer agent shall reflect such appropriate restrictions.

2.5                                 The Shareholders agree that they will not engage in any short selling of the Common Stock during the Lock-Up/Leak-Out Period.

2.6                                 During the Lock-Up/Leak/Out Period, Lone Moose shall maintain its “reporting” status with the Securities and Exchange Commission; file all reports that are required to be filed by it during such period; and use its reasonable “best efforts” to ensure that the Common Stock is continually quoted for public trading on a nationally recognized medium of no less significance than the OTC Electronic Bulletin Board of the National Association of Securities Dealers, Inc. (the “NASD”), the NASDAQ Small Cap or a recognized national stock exchange.

3.                                       All shares that are the subject of this Agreement shall be deposited, to the extent that they can be then sold hereunder, with the broker/dealer selected by Lone Moose for any secondary offering of its securities during the Lock-Up/Leak-Out Period.  The delivery of a duly executed copy of the Broker/Dealer Agreement by a selling Shareholder’s broker and a duly executed Seller’s Resale Agreement by the selling Shareholder in the form attached hereto shall be satisfactory evidence for all purposes of this Agreement that such selling Shareholder and its broker will comply with the “broker’s transactions” and “manner of sale” requirements of this Agreement, and no further evidence thereof will be required of any selling Shareholder; provided, however, Lone Moose may confirm such compliance with any Shareholder and any selling Shareholder’s broker, to the extent that it deems reasonably required or necessary to assure compliance with this Agreement.

4.                                       Notwithstanding anything to the contrary set forth herein, Lone Moose may, in its sole discretion, at any time and from time to time, waive any of the conditions or restrictions contained herein to increase the liquidity of the Common Stock or if such waiver would otherwise be in the best interests of the development of the trading market for the Common Stock.  Unless otherwise agreed by the Shareholders, all such waivers shall be pro rata, as to all of the Shareholders whose Common Stock can, at the time of any such waiver, be publicly sold in accordance with the Securities Act of 1933, as amended (the “Securities Act”) or Rule 144 promulgated thereunder by the Securities and Exchange Commission.

5.                                       In the event of:  (a) a completed tender offer to purchase all or substantially all of Lone Moose’s issued and outstanding securities; (b) a merger, consolidation or other reorganization of Lone Moose with or into an unaffiliated entity; or (c) a private sale by members of senior management of Southwest who are party to this Agreement, then this Agreement shall terminate as of the closing of such event and the Common Stock restricted pursuant hereto shall be released from such restrictions.

6.                                       Except as otherwise provided in this Agreement or any other agreements between the parties, the Shareholders shall be entitled to their respective beneficial rights of ownership of the Common Stock, including the right to vote the Common Stock for any and all purposes.

7.                                       The number of shares of Common Stock included in any monthly allotment that can be sold by a Shareholder and the per share price restrictions covered by this Agreement shall be appropriately adjusted should Lone Moose make a dividend or distribution, undergo a forward split or a reverse split or otherwise reclassify its shares of Common Stock.

8.                                       This Agreement may be executed in any number of counterparts with the same force and effect as if all parties had executed the same document.

9.                                       All notices, instructions or other communications required or permitted to be given pursuant to this Agreement shall be given in writing and delivered by certified mail, return receipt requested, overnight delivery or hand-delivered to all parties to this Agreement, to Lone Moose, at 1438 East 8850 South, Sandy, Utah 84093; or, subsequent to the Closing of the Merger Agreement, to Southwest Casino Corporation, 2001 Killebrew Drive, Suite 306, Minneapolis, Minnesota 55425; and to the Shareholders, at the addresses in their Counterpart Signature Pages.  All notices shall be deemed to be given on the same day if delivered by hand or on the following business day if sent by overnight delivery or the second business day following the date of mailing.

10.                                 The resale restrictions on the Common Stock set forth in this Agreement shall be in addition to all other restrictions on transfer imposed by applicable United States and state securities laws, rules and regulations.

11.                                 Lone Moose or each Shareholder who fails to fully adhere to the terms and conditions of this Agreement shall be liable to every other party for any damages suffered by any party by reason of any such breach of the terms and conditions hereof.  Each Shareholder agrees that in the event of a breach of any of the terms and conditions of this Agreement by any such Shareholder, that in addition to all other remedies that may be available in law or in equity to the non-defaulting parties, a preliminary and permanent injunction, without bond or surety, and an order of a court requiring such defaulting Shareholder to cease and desist from violating the terms and conditions of this Agreement and specifically requiring such Shareholder to perform his/her/its obligations hereunder is fair and reasonable by reason of the inability of the parties to this Agreement to presently determine the type, extent or amount of damages that Lone Moose or the non-defaulting Shareholders may suffer as a result of any breach or continuation thereof.

12.                                 This Agreement sets forth the entire understanding of the parties hereto with respect to the subject matter hereof, and may not be amended except by a written instrument executed by the parties hereto.

13.                                 This Agreement shall be governed by and construed in accordance with the laws of the State of Minnesota applicable to contracts entered into and to be performed wholly within said State; and Lone Moose and the Shareholders agree that any action based upon this Agreement may be brought in the United States and state courts of Minnesota only, and each submits himself/herself/itself to the jurisdiction of such courts for all purposes hereunder.

14.                                 In the event of default hereunder, the non-defaulting parties shall be entitled to recover reasonable attorney’s fees incurred in the enforcement of this Agreement.

IN WITNESS WHEREOF, the undersigned have duly executed and delivered this Agreement as of the day and year first above written.

LONE MOOSE ADVENTURES, INC.

Date:	.	By

Its

LOCK-UP/LEAK-OUT AGREEMENT
COUNTERPART SIGNATURE PAGE

This Counterpart Signature Page for that certain Lock-Up/Leak-Out Agreement (the “Agreement”) dated as of the 20th day of July, 2004, among Lone Moose Adventures, Inc., a Nevada corporation (“Lone Moose”); and certain persons who are “Shareholders” of Lone Moose, by which the undersigned, through execution and delivery of this Counterpart Signature Page, intends to be legally bound by the terms of the Agreement, as a Shareholder, of the number of shares of Lone Moose set forth below or hereafter acquired during the Lock-Up/Leak-Out Period as defined in the Agreement.

MBC GLOBAL, LLC

By:
(Printed Name)

(Signature)

(Position)

(Street Address)

(City and State)

(Number of Shares Owned or Underlying Other Securities)

(Date)

Broker/Dealer Agreement

Lone Moose Adventures, Inc.

1438 East 8850 South

Sandy, Utah 84093

Interwest Transfer Company

1981 East Holladay Blvd.

Salt Lake City, Utah 84117

Re:                                                                               Resale restriction of certain shares of common stock of Lone Moose Adventures, Inc., a Nevada corporation (“Lone Moose” or the “Company”)

Dear Ladies and Gentlemen:

The undersigned broker hereby acknowledges receipt of stock certificates representing                        shares of common stock of the Company that are owned by                                                                                 (the “Customer”).

In consideration of transferring these securities free of any legend or other notation respecting the resale of these securities so that the undersigned broker can effect a sale of such shares (a “Company Approved Sale”), the undersigned broker agrees:

(i)                                     That all sales of these securities or any other securities of Lone Moose on deposit in the accounts of the Customer will be made in “broker’s transactions” only as that term is defined in Rule 144 of the Securities and Exchange Commission until                        , 2005 (the “Resale Restriction Period”);

(ii)                                  That there will be no legend removal or DTC’s of any securities of the Customer prior to a Company Approved Sale during the “Resale Restrictions Period”;

(iii)                               That if any of the securities of the Company are ordered out by the Customer for delivery prior to the expiration of the Resale Restriction Period, that instructions will be given to the Company’s transfer agent to re-issue the stock certificates for the Customer with the appropriate restriction or restrictions as are outlined in the Letter Agreement of the Customer, and to the effect that such securities can only be sold in “broker’s transactions;” and

(iv)                              That the undersigned broker will not engage in, or facilitate, directly or indirectly, short sales transactions or “short sales against the box” transactions in any manner during the Resale Restriction Period.

The undersigned broker further agrees that we will provide you with reasonable documentation on your request to verify our compliance with this Letter Agreement.

Very truly yours,

Broker/Dealer

Address

City, State, Zip

Date:	By

Its

Seller’s Resale Agreement

Lone Moose Adventures, Inc.

1438 East 8850 South

Sandy, Utah 84093

Interwest Transfer Company

1981 East Holladay Blvd.

Salt Lake City, Utah 84117

Re:                                                                               Resale restriction of certain shares of common stock of Lone Moose Adventures, Inc., a Nevada corporation (“Lone Moose” or the “Company”)

Dear Ladies and Gentlemen:

The undersigned agrees to effect all sales of shares of common stock of Stock Certificate No.                           representing                               shares of common stock of Lone Moose in accordance with the “manner of sale” requirements of Rule 144 as outlined in Schedule 1 hereto until on or before                          , 2005.

DATED this          day of                                  , 200  .

Very truly yours,

Date:	By

Its

Address

City, State, Zip

SCHEDULE 1

SELLER’S REQUIREMENTS IN “BROKERS’ TRANSACTIONS”

RULE 144 “MANNER OF SALE” REQUIREMENTS

The securities shall be sold in “brokers’ transactions” within the meaning of Section 4(4) of the Securities Act or in transactions directly with a “market maker,” as that term is defined in Section 3(a)(38) of the Securities Exchange Act of 1934, and the person selling the securities shall not (1) solicit or arrange for the solicitation of orders to buy the securities in anticipation of or in connection with such transaction, or (2) make any payment in connection with the offer or sale of the securities to any person other than the broker who executes the order to sell the securities.